United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 26, 2008
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On August 26, 2008, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended August 1, 2008, and hosted a conference call to discuss the financial results for the quarter ended August 1, 2008. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated August 26, 2008 announcing financial results for the quarter ended August 1, 2008
99.2	Transcript of conference call held on August 26, 2008

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2008	Applied Signal Technology, Inc. (Registrant) By: /s/ William B. Van Vleet, III William B. Van Vleet, III, President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated August 26, 2008 announcing financial results for the quarter ended August 1, 2008
99.2	Transcript of conference call held on August 26, 2008

Exhibit 99.1
Press Release dated August 26, 2008 announcing financial results for the quarter ended August 1, 2008

Applied Signal Technology, Inc.
Announces Third Quarter Operating Results

Sunnyvale, CA. August 26, 2008 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the third quarter and first nine months of fiscal year 2008 showing double-digit growth in revenues over the same periods in fiscal 2007.

Revenues for the third quarter of fiscal year 2008 were $49,948,000 representing a 26% increase when compared to revenues of $39,542,000 for the third quarter of fiscal year 2007. Third quarter 2008 revenues increased primarily due to increased sales related to engineering development programs, standard products, and recognized revenues on approximately $1.9 million of pre-contract costs. Revenues for the first nine months of fiscal year 2008 were $137,957,000 representing an 11% increase when compared to revenues of $124,140,000 for the first nine months of fiscal year 2007.

Operating income for the third quarter of fiscal year 2008 was $3,218,000 compared to operating income of $1,623,000 for the third quarter of fiscal year 2007. Operating income increased for the third quarter of fiscal 2008 due to increased royalties associated with the licensing of our intellectual property into commercial satellite communications markets and as a result of improvements in company operations. Operating income for the first nine months of fiscal 2008 was $8,433,000 compared to operating income of $7,239,000 for the same period in fiscal 2007 due to increased royalties.

Net income for the third quarter and first nine months of fiscal year 2008 was $1,965,000 or $0.15 per diluted share and $5,468,000 or $0.43 per diluted share, respectively, compared to net income for the third quarter and first nine months of fiscal year 2007 of $977,000 or $0.08 per diluted share and $4,420,000 or $0.36 per diluted share, respectively. This represents a 24% increase in year-to-date net income compared to fiscal 2007. The effective tax rate for fiscal year 2008 is estimated to be 45.9%, compared to an effective tax rate of 43.2% for fiscal 2007.

New orders received during the third quarter of fiscal year 2008 were slightly lower at $70,275,000 compared to new orders of $74,081,000 received during the third quarter of fiscal year 2007. New orders for the first nine months of fiscal year 2008 were $145,314,000 compared to new orders of $150,861,000 for the same period of fiscal year 2007. New orders and backlog could be reduced by $2 to $4 million following the settlement of a notice to terminate several delivery orders for the convenience of the customer.

“We are pleased with the year-over-year increase in revenues and income,” said Mr. William Van Vleet, President and Chief Executive Officer. “We will continue to enhance our operational efficiency and improve our financial performance as our internal initiatives are fully implemented over the course of the next year. We are optimistic about the outlook for future business growth, as we have recently completed a high volume of proposals for new programs providing intelligence, surveillance and reconnaissance solutions for the defense and intelligence markets.”

Attached to this news release are unaudited condensed statements of operations and balance sheets.

The Company will host a conference call on August 26, 2008 to discuss third quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on August 26, 2008 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously over the Internet through World Investor Links’ Vcall Website, located at www.InvestorCalendar.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology’s products and services visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to the Company’s expected continued improvement in financial performance as operational improvements become fully implemented; the estimated impact of the terminated delivery orders on new orders and backlog; and the outlook for future business growth are forward-looking statements. The risks and uncertainties associated with these statements include whether such operational improvements will be successful in improving financial performance; to what extent the backlog will be reduced after settlement of the terminated efforts; whether new orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2007. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Consolidated Statements of Income
for the Periods Ended August 1, 2008 and August 3, 2007
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	August 1, 2008	August 3, 2007	August 1, 2008	August 3, 2007

Revenues from contracts	$49,948	$39,542	$137,957	$124,140
Operating expenses:
Contract costs	34,572	27,062	95,435	84,505
Research and development	3,953	3,756	10,486	10,751
General and administrative	8,205 ----------	7,101 ----------	23,603 ----------	21,645 ----------

Total operating expenses	46,730 ----------	37,919 ----------	129,524 ----------	116,901 ----------

Operating income	3,218	1,623	8,433	7,239
Interest income/(expense), net	158 ----------	189 ----------	538 ----------	454 ----------

Income before provision for income taxes	3,376	1,812	8,971	7,693
Provision for income taxes	1,411 ----------	835 ----------	3,503 ----------	3,273 ----------

Net income	$1,965 ========	$977 ========	$5,468 ========	$4,420 ========

Net income per share – basic	$0.16	$0.08	$0.44	$0.37
Average shares – basic	12,538	12,171	12,427	12,062

Net income per share – diluted	$0.15	$0.08	$0.43	$0.36
Average shares – diluted	12,741	12,381	12,616	12,283

Applied Signal Technology, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	August 1, 2008	October 31, 2007
Assets
Current assets:
Cash, cash equivalents, and short term investments	$41,094	$34,933
Accounts receivable	42,287	44,476
Inventory	8,251	5,944
Refundable income tax	—	647
Other current assets	8,267 ----------	9,760 ----------
Total current assets	99,899	95,760

Property and equipment, at cost	64,980	62,565
Accumulated depreciation and amortization	(49,247) ----------	(46,096) ----------
Net property and equipment	15,733	16,469

Goodwill	19,964	19,964

Intangible assets, net	180	616

Long-term deferred tax asset, net	5,788	5,021
Long term investment	11,729	4,114
Other assets	828 ----------	789 ----------

Total assets	$154,121 ========	$142,733 ========

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued payroll and benefits	$19,402	$16,983
Notes payable	1,429	1,429
Income taxes payable	—	14
Other accrued liabilities	2,297 ----------	1,997 ----------
Total current liabilities	23,128	20,423

Long-term liabilities:
Long-term notes payable	4,167	5,357
Other long-term liabilities	4,090 ----------	2,117 ----------
Total long-term liabilities	$8,257	$7,474

Shareholders' equity	122,736 ----------	114,836 ----------

Total liabilities and shareholders' equity	$154,121 ========	$142,733 ========

Exhibit 99.2
Transcript of conference call held on August 26, 2008

Participants

William Van Vleet III, President and CEO
James Doyle, CFO

Presentation

Operator

Good afternoon, and welcome to the Applied Signal Technology fiscal year 2008 third quarter earnings conference call. At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Bill Van Vleet, CEO for Applied Signal Technology. Thank you Mr. Van Vleet, you may begin.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Thank you Manny. Good afternoon and thank you for participating in this afternoon’s conference call. Before we begin, I would just like to lead off with a safe harbor statement and that is just an indication that our discussion today will reflect the company’s current judgment on future events and those are subject to change as a result of a number of factors that are beyond our control.

With that, over the last quarter, AST has been quite busy, a lot of changes going on within the company and outside. We have experienced a very high volume of proposal activity over the last quarter which is coincident with the government’s fiscal year end, particularly also with the change in administration coming up here. For example, over the last month, we have submitted over $70 million in proposals and we expect to hear the outcome of most of those by the end of the government’s fiscal year. Orders are increasing as we normally see in the last half of our fiscal year. The reasons for that high volume is due to a number of reasons. One is that we are seeing a surge in interest in the government in intelligence, surveillance, and reconnaissance.

Some of you may have seen a news article that was released by Defense News a couple of weeks ago that identified a $1.3 billion shift in DoD funding to intelligence, surveillance, and reconnaissance which also included new payloads for unmanned systems which is an area that we address. Today for instance, I had a good meeting at the Pentagon to review our recent successes in synthetic aperture sonar payloads for unmanned underwater vehicles and the flag officers were very impressed with the maturity of our technology and just dazzled by a lot of the spectacular imagery that we’re able to collect and as a result of those meetings, assigned actions to determine how the U.S. Navy can increase its acceptance and incorporate it into their program to records. So we are hopeful for future growth in those areas.

Another major initiative for the DoD is the fiber security initiative and again, many of you may have heard that. That is a major initiative aimed at the defense of our cyber networks for our nation. It is rumored to be receiving as much as $37 billion over the next 5 years, $7 billion a year and all of the major defense companies or contractors rather, are positioning themselves to capture pieces of that program. We are also pursuing this initiative and we are starting to see interests in funding opportunities with our customers and we anticipate seeing new program opportunities in fiscal 2009. From a business standpoint, we are also broadening our options to partner with other industry prime contractors. We are engaging with potential industry partners to address the Department of Homeland Security’s Face-Con program and that is the Face Container program for sea-based cargo container inspection. We are also teaming with a new industry primer, at least new to us rather, to pursue the U.S. Force’s Advanced Technical Exploitation program which is a $600 million, 5-year that is based out of Wright-Patterson Air Force Base.

In addition to addressing a number of business items and to achieve growth in the company, we have also had a fairly significant emphasis over the last quarter in implementing a broad initiative to really take a close examination of our business operations with the objective of reducing our cost structure and enhancing our overall competitiveness. And some of the things that we are going to be putting in place to do that is we are reducing our facility footprint in areas where we have excess capacity that will be offset slightly as we may open smaller regional field offices to increase [INAUDIBLE] for example, something we will probably announce in the next month is that we are looking at opening a facility in the Dayton area to address a new program at Wright-Patterson Air Force Base. We are also considering additional changes to our stock-based compensation and right now we are in the process of finalizing our assessments and we are implementing those cost reductions and then we hope to have more information available at the next quarterly earnings conference to let you know what we are doing and what outcome we expect. With that, I would like to turn it over to our Chief Financial Officer, Jim Doyle and he will go through the details of our third quarter financial results.

James Doyle, Applied Signal Technology Inc., CFO

Thanks Bill and good afternoon everyone. There was good order activity during the third quarter. New orders received during the third quarter were approximately $70.3 million compared to new orders of approximately $74 million received during the third quarter of fiscal 2007. New orders for the first nine months were approximately $145.3 million compared to approximately $150.9 million for the same period of fiscal 2007. I should mention that new orders in back log could be reduced by $2-$4 million following the settlement of a notice to terminate several delivery orders for the convenience of the customer. As Bill has been talking about we continue to focus our operations on ensuring program performance, maintaining a competitive cost structure and penetrating our market place.

Our customers continue to come to us with new requirements for ISR solutions that are weighted heavily towards new developments. Revenues for the third quarter of fiscal 2008 were approximately $49.9 million representing a 26% increase when compared to revenues of approximately $39.5 million for the third quarter of fiscal 2007. Revenues for the first nine months of 2008 were approximately $138 million representing an 11% increase when compared to revenues of approximately $124 million for the first nine months of fiscal 2007. Third quarter revenues increase primarily due to increased sales related to our engineering development programs our standard products and revenue recognized on approximately $1.9 million of pre-contract costs. Operating income for the third quarter of fiscal 2008 was approximately $3.2 million compared to operating income of approximately $1.6 million for the third quarter of fiscal 2007.

Operating income increased for the third quarter of fiscal 2008 due to increased royalties associated with the licensing of our intellectual property into commercial satellite communications market and as a result of improvement in company operations. Operating income for the first nine months of fiscal 2008 was approximately 8.4 million compared to operating income of approximately $7.2 million recorded during reported during the same period of fiscal 2007. The increase in operating income during the first nine months of fiscal 2008 compared to the same period in 2007 is due to increased royalties.

Net income for the third quarter and first nine months of fiscal 2008 was approximately $2 million or 15 cents per diluted share and approximately $5.5 million or 43 cents per diluted share respectively compared to net income for the third quarter and first nine months of fiscal 2007 of approximately $1 million or 8 cents per diluted share and $4.4 million or 36 cents per diluted share respectively. The effective tax rate for fiscal 2008 is estimated to be 45.9% compared to an effective tax rate of 43.2% for fiscal 2007.

I would like to briefly review the balance sheet and after I have concluded that we will open it up to questions. The combined cash and investment balances at the end of the third quarter were approximately $52.8 million representing an increase of about $13.8 million from the $39 million balance at October 31 st 2007. Accounts receivable balances were approximately $42.3 million, inventory balance at August 1 st 2008 was approximately $8.3 million compared to approximately $6 million at October 31 st 2007. Included in the inventory balance is the unfavorable indirect rate variance of approximately $2.2 million. Prepaid and other current assets included pre-contract or at risk costs of about $1.2 million in at August 1 st 2008, this compares to about $4.5 million of at-risk costs at October 31 st 2007. Current liabilities are $22.3 million compared to $20.4 million at the end of October 31 st 2001, the increase included a crude severance for our former CEO of approximately $1.1 million. We paid dividends of approximately $1.6 million and $4.7 million during the third quarter and first nine months of fiscal 2008 respectively. As a reminder we do pay an annual dividend of 50 cents per share. And with that I will turn it back to Bill and we will open it up for questions.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Questions please.

Operator

Thank you. Ladies and gentleman we will now be conducting a question and answer session. If you would like to ask a question please press *1 on your telephone key pad, a confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the * keys. Our first question from the line of Steve Levinson with People Nicholas.

<Q>: Thanks. Good afternoon.

James Doyle, Applied Signal Technology Inc., CFO

Hi Steve.

<Q>: Nice to see things picking up in the order book and elsewhere too. Are there any costs in your G&A that relate to the severance, I think last quarter you said there was about $250 thousand of stock based compensation.

James Doyle, Applied Signal Technology Inc., CFO

Correct.

<Q>: That was going in there, so that is in there. Is there a difference or that’s where the amount actually came out?

James Doyle, Applied Signal Technology Inc., CFO

The stock based compensation?

<Q>: Mmm hmm.

James Doyle, Applied Signal Technology Inc., CFO

That would, yes that would……

<Q>: Related to severance.

James Doyle, Applied Signal Technology Inc., CFO

Correct, for the acceleration of that, that would primarily flow through G&A, right.

<Q>: So that was about a penny impact to earnings I guess.

James Doyle, Applied Signal Technology Inc., CFO

It was approximately….

<Q>: Plus or minus whatever.

James Doyle, Applied Signal Technology Inc., CFO

250-300L was the stock compensation going through Steve.

<Q>: Okay thanks and normal FAS 123R are stock-based compensation during the quarter.

James Doyle, Applied Signal Technology Inc., CFO

During the quarter stock comp before taxes was approximately $1.2 million and then for the nine months it was, it is right at about $4 million.

<Q>: Okay thanks. Going forward on some of these problems, Bill I know you mentioned the reprogramming that is planned, I guess one of the items in there is an aircraft they are referring to is RC12 which sounds an awful lot like guard rail is that an area that you expect to have participation and I know you mentioned the unmanned programs.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Right the unmanned programs we’re certainly addressing with multiple finds on that, on the guard rail program we are talking to the prime contractor on it. There is an overall capability that they have for that called ASIP and I do not recall what the acronym stands for, A-S-I-P and we are talking to them about using some of the new AST products and software capabilities for upgrades to address some of the emerging signal environments.

<Q>: Okay so that is something then that would likely go on these other aircraft you are planning on purchasing.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Yes, yes and we are in discussions along with our other competitors obviously but we are in discussions with the prime contractor on that yes.

<Q>: Okay thank you.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

You bet.

<Q>: Last item I guess, I guess last two items, depreciation amortization during the quarter.

James Doyle, Applied Signal Technology Inc., CFO

Sure, I can give you year-to-date Steve is that all right?

<Q>: Okay.

James Doyle, Applied Signal Technology Inc., CFO

Depreciation amortization year to date for 2008 is roughly $4.6 million.

<Q>: Great and the other item is….

James Doyle, Applied Signal Technology Inc., CFO

What were the Cap-Ex you wanted?

<Q>: We I guess I forgot that one, so Cap-Ex yeah please.

James Doyle, Applied Signal Technology Inc., CFO

Cap-Ex was right about $3 million year to date.

<Q>: Okay and then you said the tax rate for the year would be about 45.9 does that, am I wrong here, does that imply a tax rate in excess of 50% in the fourth quarter?

James Doyle, Applied Signal Technology Inc., CFO

No, no, what it’s, the effective tax rate is 45.9% and so what it would imply is a 45.9% tax rate for the fourth quarter. There were some discrete events that happened in the second quarter of this year and then in the third quarter of this year that lowered the tax rate slightly but the effective tax rate stayed the same at 45.9 and then it gets reduced as a result of the discrete. We do not anticipate any discrete items in the fourth quarter so the tax rate for the fourth quarter we anticipate to be 45.9%.

<Q>: Okay thanks for clarifying that.

James Doyle, Applied Signal Technology Inc., CFO

Sure, sure.

<Q>: Thanks a lot.

James Doyle, Applied Signal Technology Inc., CFO

Okay.

Operator

Thank you. Our next question comes from the line of Jim McElree with Colins Stewart. Please go ahead.

<Q>: Thanks. Good afternoon.

James Doyle, Applied Signal Technology Inc., CFO

Hi Jim.

<Q>: Were there any big orders in the quarter that accounted for such a good result this quarter?

James Doyle, Applied Signal Technology Inc., CFO

Yes there were. We had a nice order from one of our primary customers, unfortunately it is classified and I cannot talk much about it but we did receive a nice order during the quarter.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

We have also seen Jim a number of increases to our IDIQ contracts that we have and those, two of those IDIQ contracts are among the five largest contracts we have got in the company. And so what we are seeing is increases in scope and additional task orders are being in place on those in order to add more capability to existing programs so we are seeing good movement on engineering change proposals to existing efforts as well.

<Q>: Okay.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

And unfortunately, all classified at this point but no, I guess there are no large unclassified open source programs we can discuss.

<Q>: Has the Singapore bid been evaluated yet or where do you stand on that?

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Good question Jim, it is still in evaluation. They are going back and fourth on that, it is actually down to two contractors now. We are teamed with that list, a German firm, they have the platform and we have got the payload that goes on board that and the competitor is a French company and it is down to the two of us overall now and there are some final demonstrations that will be taking place in Europe in October and then we are hoping to hear by the end of the calendar year that award announcement.

<Q>: Okay.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

No award yet, it is still in final selection and they want to have one more demonstration.

<Q>: Right, okay. Jim can you tell us what the dollar amount of the royalty income was this quarter or year today.

James Doyle, Applied Signal Technology Inc., CFO

Sure, the royalty income during the third quarter of fiscal 2008 was approximately $1.3 million, the royalty income for the first nine months was approximately $3.8 million.

<Q>: Okay and Bill, you spoke about a high level of bids that you put out, I think you said in the last 30 days.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

We have yes.

<Q>: I’m just trying to get a feel for you know like the total amount of bids outstanding that you have out there and how that might compare to, you know, 12 months ago.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

I believe, I guess I do not have the exact number but I believe in total the values are quite a bit higher at this point than they were a year ago and again I attribute some of that to the fact that we believe with the change of administration coming up that some of the customers are planning ahead and getting their funding vehicles in place so that if there is a continuing resolution, that the contract is in place, the programs can continue uninterrupted and so but I do not have the exact number as to how much that is. Overall we still have a total outstanding proposal amount, well over $100 million in potential proposals that could, or ROM proposals or Rough Order Magnitude proposals that could still be determined.

<Q>: I am assuming that the proposal activity does not end simply because June 30th came around is that there you will continue to have a high level of proposal activity or since it is the end of the fiscal year it is kind of winding down now.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Well we still expect to see a pretty good volume of it through the end of the governments physical year which will end in September, beyond that again with the election year that we have got going on we anticipate that new competitive awards may delay, we actually expect that that will probably delay maybe as much as till spring of next year. If anything that we got an existing contract we think we will see proposal on ECPs to that in that time frame after October. We think it will return more to normal maybe from October is what we are saying.

<Q>: Okay and last one Bill, in your remarks you were talking about broadening your partnering initiative and you mentioned the Face-Con program and then after that you said something U.S. Air Force and I just missed what you said. Could you just repeat what that one was all about?

William Van Vleet III, Applied Signal Technology Inc., President and CEO

You bet, it is a program called the Advanced Technical Exploitation Program and it is out of the Wright Patterson Air Force base and we are pursuing that with one of the incumbents overall. It is a new area that we have not been involved in, it is a measurements and signatures intelligence program that uses center information to provide indications of threat areas around the world and we are pursuing that as a diversification marketplace for us.

<Q>: Would you be displacing another vendor on that program or would this be a new capability that they are asking for?

William Van Vleet III, Applied Signal Technology Inc., President and CEO

The program overall is the continuation. They have had a five-year program and they are re-competing the next five-year program is what’s going on. We would be displacing other competitors because what they are doing is, some of the incumbents are splitting the multiple teams and so one will be selected and if we are part of the winning team we would display someone who is previously in that space.

<Q>: Okay, my real question is does the old capability have [INAUDIBLE] and they’re just asking for something else and that gives you your shot or why is it that you were able to get in this time around and not last time?

William Van Vleet III, Applied Signal Technology Inc., President and CEO

They’re looking, the old capability, those upgrade their capability to include new sensors that we address.

<Q>: Very good. Okay, thank you.

Operator

Thank you. Our next question is from Michael Lewis with DVNT Capital Markets. Please go ahead.

<Q>: How are you doing Jim? How are you doing?

James Doyle, Applied Signal Technology Inc., CFO

Hi Michael.

<Q>: Just a comment first Bill. I just want to congratulate you, I think the Board made the right decision retaining you as the CEO and not brining someone from the outside in who is unfamiliar with the problems that AST has had over the past few years, so I just want to congratulate you there.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Thanks Michael.

<Q>: Okay. And also, just a few questions here. If we look at the digital signal processing business which is leaned heavily on the hardware side over the past few years, can you give us an update on the transition moving to a more software oriented architecture model? Can you talk to us a little bit about what’s going on there?

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Yes, absolutely. We are seeing more of a trend towards software. As you know AST is a company that really was built on hardware and was one of the first companies that took advantage of the transition from analog signal processing to digital signal processing and so it is a, there’s a new inflection point coming as the computing technology is increasing in capability and they are moving to higher and higher capacities on commercial computing and also on field-programmable gate arrays, we are seeing much more demand from the government for software and also going to open systems architectures overall and the company has been migrating that way. If you look at our engineering staff, about four-fifths of our staff or 80% right now is software based and only about 20% is hardware based. But one of the things that we’re working on internally as initiative is not only just delivering that capability through AST products, but also creating software products that we can place and use in other contractors open source architectures.

<Q>: Okay, that’s helpful. Just a quick question with regard to the funding environment. Our understanding has been that the NSA is still very tight with regard to the funding outlook, so what’s your experience right now, are they actually spending money right now or what are we seeing in there?

William Van Vleet III, Applied Signal Technology Inc., President and CEO

We’re seeing a pretty good volume of activity. I guess I’m surprised to hear that it’s tight because again the biggest effort that might change that is this new Cyber Security initiative, again that’s a current presidential emphasis, in fact I think there was some congressional language even recently that allocated some budget towards that and that primarily I think is going to be administered through NSA. That will be the primary agency that has command over that funding. Maybe some, the Department of Homeland Security are still working out where the funding is going to go as far as that goes. But that’s going to provide a significant impact in those markets I believe.

<Q>: I agree there, but let me, with regard to Cyber Initiative, where do you think your opportunity is better? Do you anticipate that your opportunity is better with regard to money flowing from DHS or money flowing from National Security Agency?

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Well we’ve done more work with the intelligence agencies than we have with Department of Homeland Securities, so for us we are more of a known quantity with existing customers and so obviously if it were to go through the intelligence agencies I think we would be able to provide a value offering sooner that if it went through DHS. That said, we are actively campaigning and bidding into the Department of Homeland Security to increase our recognition and brand name, if you will, in that area as well.

<Q>: Okay just one more question, I’ll get it out of the way here. With regard to the time that you’ve had to visit some of your operations around the country, what changes have you made to the cost structure right now to bring your cost more in line with the industry?

William Van Vleet III, Applied Signal Technology Inc., President and CEO

First thing we’re doing right now, in fact I’m sitting in our DC office, is we’re reducing the footprint in some of our facilities. We benchmark ourselves against our competitors and found that if you look at all the normal metrics in square foot per employee or cost other than facility per employee and so forth, we were in the top 10% overall of all the industry competitors and so we have taken a hard look at our facilities, we have just given up a third of the space here in our DC office, we are also looking at other facilities in order to bring those costs down. Right now we have done a [INAUDIBLE] stack, if you will, on what our biggest drivers are and facilities of one of the top three overall so that was one of the first ones we took a look at. So that is a reduction we are also, again, taking a look at. It is no bother operational and costs items and as I said before we are just beginning to finish our assessment on that and put implementation in place and I will get more news on that in another quarter.

<Q>: Just a followup to that, you are not contemplating employ cuts just infrastructure?

William Van Vleet III, Applied Signal Technology Inc., President and CEO

No, employee cuts, we are still hiring overall. We are still looking for staff for our direct work and in fact that is one of the items we have to continue to grow on but yeah we are looking at operational cuts and infrastructural cuts.

<Q>: Okay thank you very much.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Thanks Michael.

Operator

Thank you, our next question is from Ed Keller with Openheimer, please go ahead.

<Q>: Hi, Jim and Bill. This is Ed in for Miles.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Hi Ed.

<Q>: Just a quick question, a house-keeping question. I think you gave it but I missed it. Indirect rate variance for the quarter was how much and what was the ….?

James Doyle, Applied Signal Technology Inc., CFO

The indirect rate variance for the quarter, at the end of the quarter was approximately $2.2 million dollar unfavorable variance.

<Q>: And that is versus what plan.

James Doyle, Applied Signal Technology Inc., CFO

I’m sorry.

<Q>: Versus the plan was?

James Doyle, Applied Signal Technology Inc., CFO

Well it is consisted with our plan, it compares to last year we had an unfavorable variance at the end of the third quarter of approximately $5.4 million we had taken a charge of about $1.3 million to reduce the unfavorable variance at that time so that is $4.1 million.

<Q>: Okay and then could you give operating cash flow and free cash flow for the quarter?

James Doyle, Applied Signal Technology Inc., CFO

I can tell you.

<Q>: Oh you gave the Cap-Ex.

James Doyle, Applied Signal Technology Inc., CFO

Yeah I gave you the Cap-Ex and the depreciation amortization. I can give you cash provided by operating activities if you want that.

<Q>: Sure.

James Doyle, Applied Signal Technology Inc., CFO

It is $19.4 million.

<Q>: Okay then I do not think you gave your total backlog at quarter end but it looks like it is probably about in line with last year at this time.

James Doyle, Applied Signal Technology Inc., CFO

Yes, it is a little over $133 million, is our backlog at the end of Q3.

<Q>: Okay.

James Doyle, Applied Signal Technology Inc., CFO

Yes, so that’s similar to where we were last year at this time.

<Q>: Okay, and then so in terms of growth for next year trying to put that in perspective, I know you have got some things sort of in the hopper now but might come to fruition before the end of the next quarter but where should we be looking for the growth to come from, for next year?

William Van Vleet III, Applied Signal Technology Inc., President and CEO

The growth to come from for next year, we have got three operating divisions and we seeing growth in all three of those. We are seeing growth in our broadband communication system. That is where any results of the cyber security initiative will cause growth in that area. In our intelligence and electronic warfare systems, or what used to be our wireless communication, we are seeing quite a bit of interest in our capability that will address the next generation communication signal on that and so we are seeing growth. Also we are talking to a lot of the UAV providers and that is starting to get traction. In the past the government has primarily put optical payloads on their UAVs and now they are starting to look at second payloads to be put on their UAVs to listen to signals and so we are seeing some growth there, and that’s what we think that opportunity is in that area as well as also in the ground and man portable segment we think that is an opportunity for us. And then on the center side, as I said before this, our synthetic aperture sonar is producing very strong results and we are expecting growth in that and also associated powerful imaging in center side.

<Q>: Okay. And then so going into the fourth quarter last year I think you had about a book to bill of point nine times it sounds like you are in a little bit better state this year. Do you expect greater than one times in the fourth quarter or, how do you look at that?

James Doyle, Applied Signal Technology Inc., CFO

Well, let me help a little bit on that Ed. For the full year we do expect, we anticipate a book to bill of greater than one for the full year.

<Q>: Okay, thanks.

James Doyle, Applied Signal Technology Inc., CFO

Sure.

Operator

Our next question is from Robert Kirkpatrick with Cardinal Capital. Please go ahead.

<Q>: Good afternoon. Congratulations. Could you give us the mix of revenue between cost reimbursement, fixed price and time and materials please?

James Doyle, Applied Signal Technology Inc., CFO

Sure, to give you some rough numbers here Rob, for the three months, for this third quarter cost reimbursable contracts about 68% of revenues, fixed price about 14% and time and material contracts about 18%. And then year to date for the first nine months, cost reimbursable contracts about 70%, fixed price about 11% and time and materials about 19%.

<Q>: So the fixed price looks like it has picked up a little bit sequentially here.

James Doyle, Applied Signal Technology Inc., CFO

Yes.

<Q>: There is something going on there or is that just the vagarities of….

James Doyle, Applied Signal Technology Inc., CFO

It is more in line with the way the government spending cycles go and we typically see more product sales come along in the third and fourth quarter.

<Q>: Okay. And then were there costs associated with excess costs or one time costs or non-recoverable costs associated with this space reduction effort and some of the other cost reduction things that you are doing.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

There have not been costs, we did not incur any cost we were able to negotiate terms with our landlord due to a clause we had in our lease. It did not incur additional costs at that point.

<Q>: Okay. Your cash flow was particularly strong in the quarter, anything different that you have done there?

James Doyle, Applied Signal Technology Inc., CFO

No.

<Q>: Good. Keep that up. Bill any changes in what you are able to accomplish with the change in your status from interim to permanent?

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Well one thing is I don’t have to answer questions about how the search is going any more.

<Q>: Well then you are obviously are much more productive.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Great answer Bill but seriously our focus really over the last three months while the search was going on was primarily internally on, let us take a look at our operations and let us optimize the company for efficiency. And so while the search was going, it allowed us a good time to be able to focus inside on that and so now that, that change has been made permanent and announced, I would say that my personal focus is much more so on the external growth associated with that. We have been very busy answering the polls was not that good but now one of the things we want to do is to demonstrate a record of continuous year over year growth and that requires a sustained focus on that front and so as long as we move forward on no only our implementation of the cost reduction efforts but also implementation of the efforts we have to return this company to a growth company.

<Q>: And could you talk a little bit more about how acquisitions fit into that especially given that you have now got a fairly healthy cash balance on the balance sheet.

James Doyle, Applied Signal Technology Inc., CFO

Yes absolutely in fact we just finished our board meeting last week and there are two items that were primary studies to focus, one was cost reduction for efficiency and as we discussed, the other one was what is the strategic vision for growth and we are looking to again return this company to growth through a combination of organic growth and we do see good organic growth still here over the next couple of years but also through small and smart acquisitions and so we are going forward and doing that. We have identified our gaps overall and we are in the process of doing some discovery with some potential candidates to see if we can come up with something that makes sense and so it is an element of our play book that will be part of our growth going forward.

<Q>: And given the small number of acquisitions that have been done in the past few years is there anything that is going to be done you think differentially as you go through those, I believe you called them small and smart select acquisitions.

James Doyle, Applied Signal Technology Inc., CFO

Correct, yeah absolutely. Yes one of the things we have also taken a look at is the management team we’ve got and we will be looking to supplement our management team to bring in some experience within the company and also rely on and some assistance outside the company to help us with that.

<Q>: Ah, great, thank you so much, appreciate the answers.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Thanks Robert.

Operator

Our next question is a followup from Michael Lewis. Please go ahead.

<Q>: Jim, with regard to the historics, R&D typically has averaged about 12.4% of sales since 2000 and I am starting to notice a trend of lower R&D expense. Can you kind of help us out with regard to where should we be looking? What are our expectations for R&D over say the next year to year and a half?

James Doyle, Applied Signal Technology Inc., CFO

They have trended down and so we anticipate probably in a similar range to where, about where they are now, Mike. You are seeing numbers reported in the 7½ to 8½% of total revenue we think will still be in that kind of similar range on a going forward basis.

<Q>: Okay, and if I look back say 12 months, were you talking about 9-10% as the range, just to clarify my memory.

James Doyle, Applied Signal Technology Inc., CFO

Yeah, we were maybe a little higher then. It is hard to remember exactly. I’m sorry Mike, I just don’t recall.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Jim, I recall on that one a little bit. I think we are probably in the 8-9% of total revenue that is on IR&Ds, we are little bit lower now because of the emphasis we have got on delivering on our contract work but we see returning to about 8% [INAUDIBLE].

<Q>: Okay, and with regard to top line, a nice number this quarter. Was there any early revenue that you anticipated in Q4 that hit early in Q3?

James Doyle, Applied Signal Technology Inc., CFO

There was a, one of the things that did come in that we were anticipating by the end of the year; there were some at-risk efforts that we were able to recognize those revenues.

<Q>: Can you quantify that?

James Doyle, Applied Signal Technology Inc., CFO

Yeah, it was roughly $1.9 million of at-risk costs that we were able to recognize in the third quarter.

<Q>: Alright, and then just one final question, margin expectations. I was anticipating a little bit more lift moving through the end of the year. It looks like we’re going to hover in around 6½% but if we were to look from Q4 2008 moving in through Q4 of 2009, what should we be looking for? Should we be looking for 100 basis points improvement, 200 basis points improvement? Can you help us at least frame this expectation?

James Doyle, Applied Signal Technology Inc., CFO

Yeah, what we will see as far or what we anticipate for next year is we still anticipate a significant amount of development work, so as you know the type of contract drives our margins and the development work is typically cost reimbursable basis or a time and material basis. So we will anticipate seeing a large portion of that. The other thing that we anticipate happening is a decline in our stock-based compensation expense we, some of the options and non-calls that we had granted have run their course and their vesting will essentially be completed and so we will get some favorable effect as a result of that. We will also get some favorable effect from our use of restricted stock in the fact that we granted lower amounts of restricted stock than we did with options and then we had also previously changed our employee stock purchase plan from a 24-month offering to a 6-month offering so we will be seeing a positive effect of a reduction in a stock-based compensation.

<Q>: So just to followup, we should anticipate some lift on the margin next year.

James Doyle, Applied Signal Technology Inc., CFO

Yeah.

<Q>: Okay, thank you very much. I appreciate it.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Yeah a slight lift on that.

<Q>: Okay thank you.

Operator

Thank you, our next question is a followup again from Jim McElree. Please go ahead.

<Q>: Thanks again, last quarter you talked a lot about the packet program. I think you had just come back from a customer briefing or demo. Could you give an update on that?

William Van Vleet III, Applied Signal Technology Inc., President and CEO

You bet, we have released a new packet based processing product last quarter and in fact we will be doing more of that in our fall Products and Technologies symposium which is scheduled for November. And that has received a strong interest we had not seen orders for that yet but we are anticipating seeing orders for that if not by the end of this physical year I would say early into the next fiscal, so if not I would say Q4 2008 or Q1 2009 by then.

<Q>: And does that cannibalize an existing product line or would that be incremental to the results?

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Well it does not cannibalize existing product line but just like any technology, as technology continues to advance products have a finite lifetime. This is really addressing the next generation of communications technology so it enhances and extends our product base but we will see some of our older products tail off just as the demand decreases for those all the time.

<Q>: Okay I got you okay thank you.

Operator

Once again ladies and gentlemen if you would like to ask a question please press *1 on your telephone keypad.

Mr. Van Vleet, we have no further questions on the queue at this time.

William Van Vleet III, Applied Signal Technology Inc., President and CEO

Well I would like to thank everyone for participating and also for the great questions that we received and I look forward to speaking to you again next quarter, thanks very much.

Operator

Thank you ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time, thank you for your participation.